Exhibit 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Record Third Quarter Results

Revenues Increase 37% Sequentially to $23.4 Million

GAAP Net Income Reaches $0.28 per share

South Pasadena, CA – November 1, 2004 - Cogent Systems (Nasdaq: COGT) today announced financial results for the third quarter ended September 30, 2004.

Third quarter 2004 net revenues were $23.4 million, which is a 37% sequential increase over net revenues of $17.1 million for the immediately preceding second quarter of 2004. Net income on a GAAP basis for the third quarter of 2004 was $19.8 million, or $0.28 per diluted share, which compares to net income of $7.2 million, or $0.10 per diluted share, for the second quarter of 2004.

Cogent’s third quarter of 2004 GAAP results included $3.0 million of non-cash charges related to the amortization of stock-based compensation and a net tax benefit of $11.7 million, resulting primarily from the September 22, 2004 one-time termination of the Company’s S election. Excluding the effects of stock-based compensation and the net tax benefit and using a 38% tax rate, non-GAAP net income was $6.9 million, or $0.10 per diluted share, compared to $6.3 million, or $0.09 per diluted share, for the immediately preceding period after excluding the effects of similar items.

“We are pleased to report record results in our first quarter as a public company,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “We believe that our IPO marks a significant milestone for Cogent, allowing us to build on our past success and better positioning us to provide total integrated solutions on larger contracts in the future. Our strong top-line performance in the third quarter was bolstered by our penetration into the civil sector, evidenced by our successful implementation of a complete AFIS solution for the Venezuelan National Elections in August. On the Federal front, the US-VISIT program is just entering its second phase, expanding to include 27 visa-waiver countries and rolling out to 50 land crossing points by the end of the year.

Mr. Hsieh continued, “Last week, we announced a $20 million follow-on order from the National Electoral Council and believe this is a strong testament to the success of our program in Venezuela which helped ensure ‘one voter – one vote.’ Installed in only six weeks, we believe it is one of the largest and fastest AFIS systems ever deployed and we were pleased that our performance significantly surpassed the technical milestones in the contract. We see additional opportunities in the civil market and throughout the emerging world, as we continue to expand internationally.”

Recent Highlights:

•	In late September, the Company completed its initial public offering of 20.7 million shares of its common stock, including the exercise of the over-allotment option. The total offering raised $229 million for the Company in proceeds after transaction fees and offering expenses. The managing underwriters of the offering were Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc., SG Cowen & Co., LLC and Needham & Company, Inc. Cogent believes its strong balance sheet with $208 million in cash will help the Company fund its future growth and allow it to win more contracts as the prime contractor.

•	On October 28th, the Company announced that it had been awarded a $20 million, follow-on contract from the National Electoral Council (CNE) in Venezuela. This one year contract expanded its implementation in Venezuela to include mayoral and regional elections. In the third quarter, the Company was awarded a contract from the CNE valued at $54 million to Cogent to provide its AFIS solution for the Venezuelan national elections, which took place in August of 2004. For this deployment, the Company provided a comprehensive solution that included procuring the equipment for 12,000 identification stations in over 2,800 locations, providing customized software and configured hardware, transmitting data to a centralized AFIS system through vSAT satellite links and training operators.

•	In late September, Fujitsu Microelectronics America announced that Cogent’s algorithms and software have been integrated into the JumpDrive TouchGuard, the newest USB portable storage product from Lexar Media. The JumpDrive TouchGuard replaces awkward passwords with the convenience of a finger swipe, to control access to data stored on the device.

“During the third quarter we posted record earnings, generated over $26 million in cash from operations and bolstered our balance sheet with the addition of $229 million from the successful completion of our IPO,” commented Paul Kim, Chief Financial Officer of Cogent. “Additionally, the Company posted strong GAAP gross margins of 62.3% and grew deferred revenues to approximately $62 million from $22 million in the previous quarter. Gross margins and deferred revenues reflect our success in providing a total integrated solution to the government of Venezuela. These total integrated solutions contribute more to the bottom line but also include the re-sale of some third party equipment at lower margins.”

The Company will host a conference call and live webcast at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss these results and anticipated results for fiscal year 2004. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 45 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Wednesday, November 3rd, 2004 at 7:00 p.m. ET. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11013525. International parties should call 303-590-3000 and enter pass code 11013525.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding stock based compensation and a non-recurring tax benefit that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a leading provider of Automated Fingerprint Identification Systems, or AFIS, and other fingerprint biometric solutions to governments, law enforcement agencies and other organizations worldwide. Cogent’s AFIS solutions enable customers to capture fingerprint images electronically, encode fingerprints into searchable files and accurately compare a set of fingerprints to a database containing potentially millions of fingerprints in seconds.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated success in winning more contracts as the prime contractor, Cogent’s continued involvement in the US-VISIT program, Cogent’s future domestic and international growth, and opportunities in the civil market. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Form S-1 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of Cogent’s products to achieve broad acceptance; ineffectiveness of Cogent’s remedies to previously identified material weaknesses in its internal controls; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

September 30, 2004 and December 31, 2003

(in thousands)

(unaudited)

	Balance at 9/30/2004	Balance at 12/31/2003
ASSETS:

Cash and investments	$207,954	$17,457
Accounts receivable, net	13,930	6,271
Unbilled accounts receivable	1,556	306
Inventories	34,594	6,319
Property and equipment, net	9,819	5,696
Other assets	15,217	1,606

Total assets	$283,070	$37,655

LIABILITIES & EQUITY:

Accounts payable and accrued liabilities	$10,853	$2,675
Deferred revenue	61,717	15,264
Total stockholders’ equity	210,500	19,716

Total liabilities & equity	$283,070	$37,655

COGENT, INC.

CONDENSED STATEMENT OF OPERATIONS

Three Months and Nine Months Ended September 30, 2004 and 2003

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Product revenues	$19,933	$1,271	$46,248	$7,227
Maintenance and services revenues	3,515	1,705	9,660	4,902

Total revenues	23,448	2,976	55,908	12,129

Cost of revenues:
Cost of product revenues	7,577	651	13,094	2,859
Cost of maintenance and services revenues	1,012	444	2,538	1,268
Amortization of deferred stock-based compensation	244	89	602	167

Total cost of revenues	8,833	1,184	16,234	4,294

Gross profit	14,615	1,792	39,674	7,835

Operating expenses:
Research and development	1,998	1,365	5,157	4,128
Selling and marketing	840	674	2,444	1,904
General and administrative	986	449	2,730	1,366
Amortization of deferred stock-based compensation	2,746	295	8,575	707

Total operating expenses	6,570	2,783	18,906	8,105

Operating income (loss)	8,045	(991)	20,768	(270)

Interest income	106	27	196	59
Other, net	—	(71)	362	(213)

Income (loss) before income taxes	8,151	(1,035)	21,326	(424)

Income tax provision (benefit)	(11,651)	(62)	(10,971)	(26)

Net income (loss)	$19,802	$(973)	$32,297	$(398)

Net income (loss) per share:
Basic	$0.32	$(0.02)	$0.53	$(0.01)
Diluted	$0.28	$(0.02)	$0.46	$(0.01)
Number of shares used in per share computations:
Basic	61,493	60,000	60,501	60,000
Diluted	70,987	60,000	69,545	60,000

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended September 30, 2004 and June 30, 2004

(in thousands, except per share data)

(unaudited)

	Three months ended September 30, 2004	Three months ended June 30, 2004
Earnings for per share calculations

GAAP Net Income	$19,802	$7,168

GAAP Income tax provision (benefit)	(11,651)	313
Amortization of deferred stock-based compensation	2,990	2,716
Tax effect (1)	(4,234)	(3,875)

Non-GAAP Net income	$6,907	$6,322

Earnings per share

GAAP Diluted EPS	$0.28	$0.10

GAAP Income tax provision (benefit)	(0.16)	0.01
Amortization of deferred stock-based compensation	0.04	0.04
Tax effect (1)	(0.06)	(0.06)

Non-GAAP Diluted EPS	$0.10	$0.09

(1)	Tax rate at 38%